SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G/A

Under the Securities Exchange Act of 1934
(Amendment No. 2)*

Seadrill Limited
(Name of Issuer)

Common Shares, par value $0.10 per common share
(Title of Class of Securities)

G7998G106
(CUSIP Number)

December 31, 2019
(Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)
☒ Rule 13d-1(c)
☐ Rule 13d-1(d)

(Page 1 of 22 Pages)

______________________________

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. G7998G106	13G/A	Page 2 of 22 Pages

1	NAME OF REPORTING PERSON Centerbridge Credit Partners Master AIV III, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON PN

CUSIP No. G7998G106	13G/A	Page 3 of 22 Pages

1	NAME OF REPORTING PERSON Centerbridge Special Credit Partners II AIV III, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON PN

CUSIP No. G7998G106	13G/A	Page 4 of 22 Pages

1	NAME OF REPORTING PERSON Centerbridge Special Credit Partners III AIV III, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON PN

CUSIP No. G7998G106	13G/A	Page 5 of 22 Pages

1	NAME OF REPORTING PERSON Centerbridge Credit Partners Offshore General Partner, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON PN

CUSIP No. G7998G106	13G/A	Page 6 of 22 Pages

1	NAME OF REPORTING PERSON Centerbridge Credit Cayman GP, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON OO

CUSIP No. G7998G106	13G/A	Page 7 of 22 Pages

1	NAME OF REPORTING PERSON Centerbridge Credit GP Investors, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON OO

CUSIP No. G7998G106	13G/A	Page 8 of 22 Pages

1	NAME OF REPORTING PERSON Centerbridge Special Credit Partners General Partner II, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON PN

CUSIP No. G7998G106	13G/A	Page 9 of 22 Pages

1	NAME OF REPORTING PERSON CSCP II Cayman GP Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON OO

CUSIP No. G7998G106	13G/A	Page 10 of 22 Pages

1	NAME OF REPORTING PERSON Centerbridge Special GP Investors II, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON OO

CUSIP No. G7998G106	13G/A	Page 11 of 22 Pages

1	NAME OF REPORTING PERSON Centerbridge Special Credit Partners General Partner III, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON PN

CUSIP No. G7998G106	13G/A	Page 12 of 22 Pages

1	NAME OF REPORTING PERSON CSCP III Cayman GP Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON OO

CUSIP No. G7998G106	13G/A	Page 13 of 22 Pages

1	NAME OF REPORTING PERSON Jeffrey H. Aronson
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON IN

CUSIP No. G7998G106	13G/A	Page 14 of 22 Pages

1	NAME OF REPORTING PERSON Mark T. Gallogly
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON IN

CUSIP No. G7998G106	13G/A	Page 15 of 22 Pages

Item 1(a).	NAME OF ISSUER

The name of the issuer is Seadrill Limited (the “Company”).

Item 1(b).	ADDRESS OF ISSUER’S PRINCIPAL EXECUTIVE OFFICES

The Company’s principal executive offices are located at Par-la-Ville Place, 4th Floor, 14 Par-la-Ville Road, Hamilton HM 08, Bermuda.

Item 2(a)	NAME OF PERSON FILING

This statement is filed by:

(i)	Centerbridge Credit Partners Master AIV III, L.P., a Delaware limited partnership (“CCPMAIV”), with respect to the Common Shares (as defined in Item 2(d) below) beneficially owned by it;
(ii)	Centerbridge Special Credit Partners II AIV III, L.P., a Delaware limited partnership (“CSCPIIAIV”), with respect to the Common Shares beneficially owned by it;
(iii)	Centerbridge Special Credit Partners III AIV III, L.P., a Delaware limited partnership (“CSCPIIIAIV”), with respect to the Common Shares beneficially owned by it;
(iv)	Centerbridge Credit Partners Offshore General Partner, L.P., a Delaware limited partnership (“CCPO”), as general partner of CCPMAIV, with respect to the Common Shares beneficially owned by CCPMAIV;
(v)	Centerbridge Credit Cayman GP, Ltd., a Cayman Islands exempted company (“CCC”), as general partner of CCPO, with respect to the Common Shares beneficially owned by CCPMAIV;
(vi)	Centerbridge Credit GP Investors, L.L.C., a Delaware limited liability company (“CCGP”), as director of CCC, with respect to the Common Shares beneficially owned by CCPMAIV;
(vii)	Centerbridge Special Credit Partners General Partner II, L.P., a Delaware limited partnership (“CSCPGPII”), as general partner of CSCPIIAIV, with respect to the Common Shares beneficially owned by CSCPIIAIV;
(viii)	CSCP II Cayman GP Ltd., a Cayman Islands exempted company (“CSCPIICGP”), as general partner of CSCPGPII, with respect to the Common Shares beneficially owned by CSCPIIAIV;
(ix)	Centerbridge Special GP Investors II, L.L.C., a Delaware limited liability company (“CSGP”), as director of CSCPIICGP, with respect to the Common Shares beneficially owned by CSCPIIAIV;
(x)	Centerbridge Special Credit Partners General Partner III, L.P., a Delaware limited partnership (“CSCPGPIII”), as general partner of CSCPIIIAIV, with respect to the Common Shares beneficially owned by CSCPIIIAIV;
(xi)	CSCP III Cayman GP Ltd., a Cayman Islands exempted company (“CSCPIIICGP”), as general partner of CSCPGPIII, with respect to the Common Shares beneficially owned by CSCPIIIAIV;
(xii)	Jeffrey H. Aronson (“Mr. Aronson”), as managing member of CCGP and CSGP and a director of CSCPIIICGP, with respect to the Common Shares beneficially owned by CCPMAIV, CSCPIIAIV and CSCPIIIAIV (collectively, the “Centerbridge Funds”); and
(xiii)	Mark T. Gallogly (“Mr. Gallogly”), as managing member of CCGP and CSGP and a director of CSCPIIICGP, with respect to the Common Shares beneficially owned by the Centerbridge Funds.

The foregoing persons are hereinafter sometimes collectively referred to as the “Reporting Persons.” Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

CUSIP No. G7998G106	13G/A	Page 16 of 22 Pages

Item 2(b).	ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

The address of the business office of each of the Reporting Persons is 375 Park Avenue, 11th Floor, New York, NY 10152.

Item 2(c).	CITIZENSHIP

CCPMAIV, CSCPIIAIV, CSCPIIIAIV, CCPO, CSCPGPII and CSCPGPIII are limited partnerships organized under the laws of the State of Delaware. CCGP and CSGP are limited liability companies organized under the laws of the State of Delaware. CCC, CSCPIICGP and CSCPIIICGP are exempted companies organized under the laws of the Cayman Islands. Messrs. Aronson and Gallogly are citizens of the United States.

Item 2(d).	TITLE OF CLASS OF SECURITIES

Common Shares, par value $0.10 per common share (the “Common Shares”)

Item 2(e).	CUSIP NUMBER

G7998G106

Item 3.	IF THIS STATEMENT IS FILED PURSUANT TO Rules 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

(a)	☐	Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o);
(b)	☐	Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c);
(c)	☐	Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c);
(d)	☐	Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);
(e)	☐	Investment adviser in accordance with Section 240.13d-1(b)(1)(ii)(E);
(f)	☐	Employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F);
(g)	☐	Parent holding company or control person in accordance with Section 240.13d-1(b)(1)(ii)(G);
(h)	☐	Savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)	☐	Church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
(j)	☐	A non-U.S. institution in accordance with Section 240.13d-1(b)(1)(ii)(J);
(k)	☐	Group, in accordance with Section 240.13d-1(b)(1)(ii)(K). If filing as a non-U.S. institution in accordance with Section 240.13d-1(b)(1)(ii)(J), please specify the type of institution: ____________________________.

If filing as a non-U.S. institution in accordance with Rule 13d-1(b)(1)(ii)(J), please specify the type of institution:_______________________________________

CUSIP No. G7998G106	13G/A	Page 17 of 22 Pages

Item 4.	OWNERSHIP

This Schedule 13G/A reports beneficial ownership of the Common Shares beneficially owned by the Reporting Persons as of the date hereof.

A.	Centerbridge Credit Partners Master AIV III, L.P., Centerbridge Credit Partners Offshore General Partner, L.P., Centerbridge Credit Cayman GP, Ltd. and Centerbridge Credit GP Investors, L.L.C.
	(a)	Amount beneficially owned: -0-
	(b)	Percent of class: 0%.
	(c)	Number of shares as to which the person has:
		(i)	Sole power to vote or direct the vote: -0-
		(ii)	Shared power to vote or to direct the vote: -0-
		(iii)	Sole power to dispose or direct the disposition: -0-
		(iv)	Shared power to dispose or to direct the disposition of: -0-

CCPMAIV has the power to dispose of and the power to vote the Common Shares beneficially owned by it, which powers may also be exercised by CCPO, its general partner, CCC, the general partner of CCPO and CCGP, the director of CCC. None of CCPO, CCC and CCGP directly owns any of the Common Shares. By reason of the provisions of Rule 13d-3 of the Act, each may be deemed to beneficially own the Common Shares beneficially owned by CCPMAIV. However, none of the foregoing should be construed in and of itself as an admission by CCPO, CCC or CCGP or by any Reporting Person as to beneficial ownership of the Common Shares owned by another Reporting Person. In addition, each of CCPO, CCC and CCGP expressly disclaims beneficial ownership of the Common Shares owned by CCPMAIV.

B.	Centerbridge Special Credit Partners II AIV III, L.P., Centerbridge Special Credit Partners General Partner II, L.P., CSCP II Cayman GP Ltd. and Centerbridge Special GP Investors II, L.L.C.
	(a)	Amount beneficially owned: -0-
	(b)	Percent of class: 0%.
	(c)	Number of shares as to which the person has:
		(i)	Sole power to vote or direct the vote: -0-
		(ii)	Shared power to vote or to direct the vote: -0-
		(iii)	Sole power to dispose or direct the disposition: -0-
		(iv)	Shared power to dispose or to direct the disposition of: -0-

CSCPIIAIV has the power to dispose of and the power to vote the Common Shares beneficially owned by it, which powers may also be exercised by CSCPGPII, its general partner, CSCPIICGP, the general partner of CSCPGPII, and CSGP, the director of CSCPIICGP. None of CSCPGPII, CSCPIICGP and CSGP directly owns any of the Common Shares. By reason of the provisions of Rule 13d-3 of the Act, each may be deemed to beneficially own the Common Shares beneficially owned by CSCPIIAIV. However, none of the foregoing should be construed in and of itself as an admission by CSCPGPII, CSCPIICGP or CSGP or by any Reporting Person as to beneficial ownership of the Common Shares owned by another Reporting Person. In addition, each of CSCPGPII, CSCPIICGP and CSGP expressly disclaims beneficial ownership of the Common Shares owned by CSCPIIAIV.

CUSIP No. G7998G106	13G/A	Page 18 of 22 Pages

C.	Centerbridge Special Credit Partners III AIV III, L.P., Centerbridge Special Credit Partners General Partner III, L.P. and CSCP III Cayman GP Ltd.

(a)	Amount beneficially owned: -0-
(b)	Percent of class: 0%.
(c)	Number of shares as to which the person has:
	(i)	Sole power to vote or direct the vote: -0-
	(ii)	Shared power to vote or to direct the vote: -0-
	(iii)	Sole power to dispose or direct the disposition: -0-
	(iv)	Shared power to dispose or to direct the disposition of: -0-

CSCPIIIAIV has the power to dispose of and the power to vote the Common Shares beneficially owned by it, which powers may also be exercised by CSCPGPIII, its general partner, and CSCPIIICGP, the general partner of CSCPGPIII. Neither CSCPGPIII nor CSCPIIICGP directly owns any of the Common Shares. By reason of the provisions of Rule 13d-3 of the Act, each may be deemed to beneficially own the Common Shares beneficially owned by CSCPIIIAIV. However, none of the foregoing should be construed in and of itself as an admission by CSCPGPIII or CSCPIIICGP or by any Reporting Person as to beneficial ownership of the Common Shares owned by another Reporting Person. In addition, each of CSCPGPIII and CSCPIIICGP expressly disclaims beneficial ownership of the Common Shares owned by CSCPIIIAIV.

D.	Jeffrey H. Aronson and Mark T. Gallogly
	(a)	Amount beneficially owned: -0-
	(b)	Percent of class: 0%.
	(c)	Number of shares as to which the person has:
		(i)	Sole power to vote or direct the vote: -0-
		(ii)	Shared power to vote or to direct the vote: -0-
		(iii)	Sole power to dispose or direct the disposition: -0-
		(iv)	Shared power to dispose or to direct the disposition of: -0-

Messrs. Aronson and Gallogly, as managing members of CCGP and CSGP and directors of CSCPIIICGP, share the power to dispose of and the power to vote, the Common Shares beneficially owned by the Centerbridge Funds. Neither Mr. Aronson nor Mr. Gallogly directly owns any of the Common Shares. By reason of the provisions of Rule 13d-3 of the Act, each may be deemed to beneficially own the Common Shares beneficially owned by the Centerbridge Funds. However, none of the foregoing should be construed in and of itself as an admission by Messrs. Aronson or Gallogly or by any Reporting Person as to beneficial ownership of the Common Shares owned by another Reporting Person. In addition, each of Mr. Aronson and Mr. Gallogly expressly disclaims beneficial ownership of the Common Shares owned by any of the Centerbridge Funds.

Item 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:☒

CUSIP No. G7998G106	13G/A	Page 19 of 22 Pages

Item 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

Not applicable.

Item 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON

Not applicable.

Item 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

Not applicable.

Item 9.	NOTICE OF DISSOLUTION OF GROUP

Not applicable.

Item 10.	CERTIFICATION

Each of the Reporting Persons hereby makes the following certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. G7998G106	13G/A	Page 20 of 22 Pages

SIGNATURES

After reasonable inquiry and to the best of his or its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

DATED: January 13, 2020

CENTERBRIDGE CREDIT PARTNERS MASTER AIV III, L.P.

By: Centerbridge Credit Partners Offshore General Partner, L.P., its general partner
By: Centerbridge Credit Cayman GP, Ltd., its general partner
By: Centerbridge Credit GP Investors, L.L.C., its director

By:	/s/ Susanne V. Clark
Name: Susanne V. Clark
Title: Authorized Signatory

CENTERBRIDGE SPECIAL CREDIT PARTNERS II AIV III, L.P.

By: Centerbridge Special Credit Partners General Partner II, L.P., its general partner
By: CSCP II Cayman GP Ltd., its general partner
By: Centerbridge Special GP Investors II, L.L.C., its director

By:	/s/ Susanne V. Clark
Name: Susanne V. Clark
Title: Authorized Signatory

CENTERBRIDGE SPECIAL CREDIT PARTNERS III AIV III, L.P.

By: Centerbridge Special Credit Partners General Partner III, L.P., its general partner
By: CSCP III Cayman GP Ltd., its general partner

By:	/s/ Susanne V. Clark
Name: Susanne V. Clark
Title: Authorized Signatory

CUSIP No. G7998G106	13G/A	Page 21 of 22 Pages

CENTERBRIDGE CREDIT PARTNERS OFFSHORE GENERAL PARTNER, L.P.

By: Centerbridge Credit Cayman GP, Ltd., its general partner
By: Centerbridge Credit GP Investors, L.L.C., its director

By:	/s/ Susanne V. Clark
Name: Susanne V. Clark
Title: Authorized Signatory

CENTERBRIDGE CREDIT CAYMAN GP, LTD.

By: Centerbridge Credit GP Investors, L.L.C., its director

By:	/s/ Susanne V. Clark
Name: Susanne V. Clark
Title: Authorized Signatory

CENTERBRIDGE CREDIT GP INVESTORS, L.L.C.

By:	/s/ Susanne V. Clark
Name: Susanne V. Clark
Title: Authorized Signatory

CENTERBRIDGE SPECIAL CREDIT PARTNERS GENERAL PARTNER II, L.P.

By: CSCP II Cayman GP Ltd., its general partner
By: Centerbridge Special GP Investors II, L.L.C., its director

By:	/s/ Susanne V. Clark
Name: Susanne V. Clark
Title: Authorized Signatory

CUSIP No. G7998G106	13G/A	Page 22 of 22 Pages

CSCP II CAYMAN GP LTD.

By: Centerbridge Special GP Investors II, L.L.C., its director

By:	/s/ Susanne V. Clark
Name: Susanne V. Clark
Title: Authorized Signatory

CENTERBRIDGE SPECIAL GP INVESTORS II, L.L.C.

By:	/s/ Susanne V. Clark
Name: Susanne V. Clark
Title: Authorized Signatory

CENTERBRIDGE SPECIAL CREDIT PARTNERS GENERAL PARTNER III, L.P.

By: CSCP III Cayman GP Ltd., its general partner

By:	/s/ Susanne V. Clark
Name: Susanne V. Clark
Title: Authorized Signatory

CSCP III CAYMAN GP LTD.

By:	/s/ Susanne V. Clark
Name: Susanne V. Clark
Title: Authorized Signatory

/s/ Jeffrey H. Aronson
JEFFREY H. ARONSON

/s/ Mark T. Gallogly
MARK T. GALLOGLY